                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated February 12, 1998, accompanying the consolidated financial statements of Winstar Communications, Inc. and Subsidiaries appearing in the 1997 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended December 31, 1997, which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption 'Experts.'

GRANT THORNTON LLP

New York, New York
June 15, 1998